As filed with the Securities and Exchange Commission on March 21, 2007

Registration Number: 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLD STANDARD, INC.

(Exact name of Registrant as specified in Charter)

              Utah                                                                                                 87-0302579________

         (State of Incorporation)                                                              (I.R.S. Employer I.D. Number)

514 No. 18 Building, High New Technology Development, Harbin, Heilongjiang, P.R. China

(Address of Principal Executive Offices)

     2007 EQUITY INCENTIVE PLAN

(Full Title of Plan)

Li Guomin

514 No. 18 Building

High New Technology Development

Harbin, Heilongjiang, P.R. China

86-451-82695010

 (Name, Address and Telephone Number of Agent for Service)

Copy to:

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

(914) 683-3026

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to	Proposed Maximum	Proposed Maximum	Amount of
to Be Registered	Be Registered (2)	Offering Price per Share (2)	Aggregate Offering Price (2)	Registration Fee
Common Stock,	6,000,000 shares	$0.40	$2,400,000	$73.68
$.001 par value

(1)

This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)

The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 6,000,000 shares by $0.40, the closing price for the Common Stock reported on the OTC Bulletin Board as of March 20, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

Gold Standard, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)

Gold Standard’s Annual Report on Form 10-KSB for the year ended October 31, 2006;

(b)

Gold Standard’s Current Report on Form 8-K dated December 29, 2006 and filed on January 10, 2007;

(c)

Gold Standard’s Current Report on Form 8-K dated December 29, 2006 and filed on March 13, 2007;

(d)

Gold Standard’s Current Report on Form 8-K dated March 12, 2007 and filed on March 14, 2007

(e)   the description of Gold Standard’s Common Stock contained under the heading “Description of Securities” on page 22 of the Registration Statement on Form SB-2 filed on April 30, 2004 (File No. 333-115067).

Gold Standard is also incorporating by reference all documents hereafter filed by Gold Standard pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.

Description of Securities.

Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

      Robert Brantl, Esq., counsel to Gold Standard, has passed upon the validity of the shares registered pursuant to this Registration Statement.  Mr. Brantl holds no interest in the securities of Gold Standard, Inc.

Item 6.

Indemnification of Directors and Officers.

Sections 902 and 907 of the Utah Revised Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation who is made a party to a proceeding because he is or was a director, officer, employee or agent of the corporation if his conduct was in good faith, he reasonably believed his conduct to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, and except that a corporation may not indemnify a person in connection with a proceeding in which the person is adjudged liable to the corporation or in connection with a proceeding in which the person is adjudged liable on the basis that he derived an improper personal benefit.

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Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

4.1

2007 Equity Incentive Plan

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Opinion of Robert Brantl, Esq.

23.1

      Consent of Kempisty & Company, Certified Public Accountants, P.C.

23.2

Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.

Undertakings.

Gold Standard, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Gold Standard pursuant to the provisions of the Utah Revised Business Corporation Act or otherwise, Gold Standard has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a

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claim for indemnification against such liabilities (other than the payment by Gold Standard of expenses incurred or paid by a director, officer or controlling person of Gold Standard in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Gold Standard will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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REOFFER PROSPECTUS

GOLD STANDARD, INC.

6,000,000 Shares of Common Stock

The shares are being offered by persons who are officers, directors or otherwise control persons of Gold Standard, Inc.  They acquired the shares from Gold Standard, either as the recipients of grants of stock or by exercising stock options issued to them by Gold Standard.

Gold Standard common stock is listed for trading on the OTC Bulletin Board under the trading symbol “GOLS.”

The selling shareholders intend to sell the shares into the public market from time to time.  The shareholders will negotiate with the market makers for Gold Standard common stock to determine the prices for each sale.  They expect each sale price to be near to the market price at the time of the sale.

Purchase of Gold Standard common stock involves substantial risk.  Please see “Risk Factors,” which begins on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Gold Standard, Inc.

514 No. 18 Building

High New Technology Development

Harbin, Heilongjiang, P.R. China

The date of this prospectus is March 21, 2007

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TABLE OF CONTENTS

RISK FACTORS	-2-
SELLING SHAREHOLDERS	-5-
OTHER AVAILABLE INFORMATION	-5-
INDEMNIFICATION	-6-

RISK FACTORS

You should carefully consider the risks described below before buying our common stock.  If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Because we have a very limited history of operations, unexpected factors may hamper our efforts to implement our business plan.

We have only recently recorded our first sale.  To date, our marketing efforts have produced only a limited number of orders.  For this reason, we have no experience with high volume production nor a meaningful sample of customer reactions to our products.  Problems with production or marketing may occur that we have not anticipated, which would interfere with our business, and prevent us from achieving profitability.

Competition from well-capitalized enterprises could prevent us from achieving a significant market position.

The construction materials industry in China includes a number of large, well-capitalized companies.  Any one or more of these could be attracted by any success we achieve, and develop similar products.  If a well-capitalized company directed its financial strength toward competition with us, it could achieve economies of scale that might permit it to market its products at lower prices than ours.  If this occurred before we had established a significant market awareness of our brand, we might be unable to compete effectively, and would be unable to achieve profitability.

A recession in China could significantly hinder our growth.

The success of our efforts to compete in the market for construction materials in China will depend on continuation of recent improvements in the Chinese economy.  For the past several years, the Chinese economy has grown at a relatively rapid rate, and the construction industry has been very active.  If the economy were to contract and capital become less available, the demand for our products would be diminished.  Many financial commentators expect a recession to occur in China in the near future.  The occurrence of a recession could significantly hinder our efforts to implement our business plan.

Our business and growth will suffer if we are unable to hire and retain key personnel that are in high demand.

Our future success depends on our ability to attract and retain highly skilled engineers, technicians, manufacturing specialists, and marketing personnel.  In general, qualified individuals are in high demand in China, and there are insufficient experienced personnel to fill the demand.  In a specialized scientific field, such as ours, the demand for qualified individuals is even greater.  If we are unable to successfully attract or retain the personnel we need to succeed, we will be unable to implement our business plan.

We may have difficulty establishing adequate management and financial controls in China.

The People’s Republic of China has only recently begun to adopt the management and financial reporting concepts and practices that investors in the United States are familiar with.  We may have difficulty in hiring and retaining employees in China who have the experience necessary to implement the kind of management and financial controls that are expected of a United States public company.  If we cannot establish such controls, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards.

Government regulation may hinder our ability to function efficiently.

The national, provincial and local governments in the People’s Republic of China are highly bureaucratized.  The day-to-day operations of our business require frequent interaction with representatives of the Chinese government institutions.  The effort to obtain the registrations, licenses and permits necessary to carry out our business activities can be daunting.  Significant delays can result from the need to obtain governmental approval of our activities.  These delays can have an adverse effect on the profitability of our operations.  In addition, compliance with regulatory requirements applicable to organic farming and production may increase the cost of our operations, which would adversely affect our profitability.

Capital outflow policies in China may hamper our ability to pay dividends to shareholders in the United States.

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations require that we comply with complex regulations for the movement of capital. Although Chinese governmental policies were introduced in 1996 to allow the convertibility of RMB into foreign currency for current account items, conversion of RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange. We may be unable to obtain all of the required conversion approvals for our operations, and Chinese regulatory authorities may impose greater restrictions on the convertibility of the RMB in the future. Because most of our future revenues will be in RMB, any inability to obtain the requisite approvals or any future restrictions on currency exchanges will limit our ability to pay dividends to our shareholders.

Currency fluctuations may adversely affect our operating results.

Hongbo generates revenues and incurs expenses and liabilities in Renminbi, the currency of the People’s Republic of China.  However, as a subsidiary of Gold Standard, it will report its financial results in the United States in U.S. Dollars.  As a result, our financial results will be subject to the effects of exchange rate fluctuations between these currencies.  From time to time, the government of China may take action to stimulate the Chinese economy that will have the effect of reducing the value of Renminbi.  In addition, international currency markets may cause significant adjustments to occur in the value of the Renminbi.  Any such events that result in a devaluation of the Renminbi versus the U.S. Dollar will have an adverse effect on our reported results.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

Gold Standard is not likely to hold annual shareholder meetings in the next few years.

Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved.  The current members of the Board of Directors were appointed to that position by the previous directors.  If other directors are added to the Board in the future, it is likely that the current directors will appoint them.  As a result, the shareholders of Gold Standard will have no effective means of exercising control over the operations of Gold Standard.

The volatility of the market for Gold Standard common stock may prevent a shareholder from obtaining a fair price for his shares.

Gold Standard at the present time has only a small number of market makers and is thinly traded.  As a result, the market price for our common stock is volatile, at times moving over 50% in one day.  Unless and until the market for our common stock grows and stabilizes, the common shares you purchase will remain illiquid.  A shareholder in Gold Standard who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

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SELLING SHAREHOLDERS

The table below contains information regarding the individuals who are using this prospectus to offer common shares.

Percentage of

Shares Owned

Number of

Shares Owned

Class Held

Selling Shareholder

Position

Before Offering

Shares Offered

After Offering

After Offering

OTHER AVAILABLE INFORMATION

Gold Standard, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)

Gold Standard’s Annual Report on Form 10-KSB for the year ended October 31, 2006;

(b)

Gold Standard’s Current Report on Form 8-K dated December 29, 2006 and filed on January 10, 2007;

(c)

Gold Standard’s Current Report on Form 8-K dated December 29, 2006 and filed on March 13, 2007;

(d)

Gold Standard’s Current Report on Form 8-K dated March 12, 2007 and filed on March 14, 2007

(e)   the description of Gold Standard’s Common Stock contained under the heading “Description of Securities” on page 22 of the Registration Statement on Form SB-2 filed on April 30, 2004 (File No. 333-115067).

Gold Standard is also incorporating by reference all documents hereafter filed by Gold Standard pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Upon written request, Gold Standard will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference.  We will provide the information at no cost to the person who requests it. Any such request should be made to Li Guomin, Chief Executive Officer, Gold Standard, Inc., 514 No. 18 Building, High New Technology Development, Harbin, Heilongjiang, P.R. China.

Gold Standard files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may assist you in understanding our company.   In addition, we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

 INDEMNIFICATION

Sections 902 and 907 of the Utah Revised Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation who is made a party to a proceeding because he is or was a director, officer, employee or agent of the corporation if his conduct was in good faith, he reasonably believed his conduct to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, and except that a corporation may not indemnify a person in connection with a proceeding in which the person is adjudged liable to the corporation or in connection with a proceeding in which the person is adjudged liable on the basis that he derived an improper personal benefit.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

*       *       *       *       *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Gold Standard, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, Province of Heilongjiang, People’s Republic of China on the 21st day of March, 2007.

GOLD STANDARD, INC.

By: /s/ Li Guomin

       Li Guomin, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on March 21, 2007.

/s/ Li Guomin

Li Guomin, Director,

Chief Executive Officer,

Chief Financial Officer

/s/ Su Yu

Su Yu, Director

/s/ Zhou Qingwei

Zhou Qingwei, Director

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